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                                   EXHIBIT 4.

                            STOCK PURCHASE AGREEMENT

     BOSFIELD, L.L.C., an Indiana limited liability company ("Purchaser"), and THE EMPLOYEE STOCK OWNERSHIP TRUST OF THE J.C. NICHOLS COMPANY ("Seller") agree as follows:

     1. BASIS OF TRANSACTION. Prior to July 15, 1997, Purchaser discussed with Seller the potential sale by Seller to Purchaser of the Sale Shares (as defined in section 2 hereof). Seller requested that Purchaser make an offer or bid for the Sale Shares. Pursuant to such request, an offer or bid in the form of a "Purchase Agreement" dated July 15, 1997 was made by Purchaser. Such offer contained an expiration date of August 14, 1997 which was subsequently extended at the request of the Seller to September 15, 1997 and then to September 30, 1997. Seller requested a different offer or bid from Purchaser and Purchaser made the bid or offer reflected in this Agreement. The trustee of Seller, after determining that the sale of the Sale Shares to Purchaser in accordance with the terms and provisions of this Agreement would be in the best interests of the participants and beneficiaries of Seller, accepted Purchaser's bid, all of which is reflected in this Agreement.

     2. PURCHASE AND SALE. Seller agrees to sell to Purchaser, and Purchaser agrees to buy from Seller, 1,390,233 shares of the common stock, subject to adjustment to give effect to any distribution of such shares to participants of Seller that Seller is required to make under Seller's trust instrument or other documents under which Seller operates prior to Closing (as defined in Section 4 hereof) (the "Sale Shares"), of J.C. Nichols Company (the "Issuer") on the terms and subject to the conditions in this Agreement, in exchange for payment by Purchaser to Seller of the Purchase Price (as defined in Section 3 hereof).

     3. PURCHASE PRICE. The purchase price for the Sale Shares is $59.00 per Sale Share, for an aggregate purchase price (the "Purchase Price") of $82,023,747 (subject to adjustment to give effect to an adjustment as set forth in Section 2 hereof). The Purchase Price shall be paid by Purchaser to Seller in immediately available funds at the Closing (as defined in Section 4 hereof).

     4.  CLOSING.

     (a) The closing (the "Closing") of the sale and purchase of the Sale Shares shall take place on the date that is one business day following the satisfaction or waiver of the conditions contained in Sections 8 and 9 hereof and at such location as the parties may mutually agree in writing, or at such other time that the parties may mutually agree in writing; provided, however, if the
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Closing shall not have occurred within 90 days of the date hereof, this
Agreement shall terminate on such date, unless such date is extended by mutual written agreement of the parties hereto. The date of the Closing is herein referred to as the "Closing Date."
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     (b) At the Closing:

         (i) Seller shall deliver to Purchaser the certificate or certificates for the Sale Shares duly endorsed for transfer to Purchase, with all requisite stock transfer tax stamps, if any, affixed to each such certificate, free of any lien, claim or restriction of any kind and transferring good, valid title to the Sale Shares to Purchaser, except as specified herein.

        (ii) Purchaser shall deliver to Seller the Purchase Price in accordance with Section 3 hereof.

       (iii) Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

     5. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser as follows; provided, however, all of the following
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representations and warranties of Seller are qualified by and subject to (i) the terms and provisions of Seller's trust instrument and more particularly Section
6.12 thereof, (ii) the effects of that certain rights agreement governing the Issuer's "poison pill," and (iii) the effects of any state "anti-takeover" laws applicable to the transactions contemplated hereby:

     (a) Seller has the power, authority and legal right to execute, deliver and perform this Agreement. This Agreement has been, and the other agreements, documents and instruments delivered by Seller in accordance with the provisions hereof (the "Seller's Documents") have been, duly executed and delivered on behalf of Seller, and each of this Agreement and the Seller's Documents constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms.

     (b) The execution, delivery and performance of this Agreement by Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any person under, (i) the trust instrument and other documents pursuant to which Seller exists and operates, (ii) any existing law, ordinance, or governmental rule or regulation to which Seller is subject, (iii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan, consent, or other instrument, document or understanding, oral or written, to which Seller is a party, by which Seller may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder. Except as aforesaid and as specifically referred to in this Agreement, no authorization, approval, consent of, and no registration or filing with, any governmental or

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regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Seller, other than pursuant to the HSR Act (as defined in Section 8(e) hereof).

     (c) No litigation or claim, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending, asserted or threatened against Seller which relates to the transactions contemplated by this Agreement. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may adversely affect the Issuer or its assets or the transactions contemplated hereby.

     (d) Seller has good title to the Sale Shares, free of any lien, claim, encumbrance or restriction, except for restrictions imposed by applicable federal and state securities laws, and Seller is entitled to sell the Sale Shares to Purchaser as provided in this Agreement. No other person has any right or option to acquire any of the Sale Shares owned by Seller, other than rights of participants of Seller to receive certain distributions of Sale Shares under Seller's trust instruments or other documents under which Seller operates.

     (e) No agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

     6. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:

     (a) Purchaser is a limited liability company, duly organized, and validly existing and in good standing under the laws of the State of Indiana. Purchaser has the power, authority and legal right to execute, deliver and perform this Agreement. This Agreement has been, and the other agreements, documents and instruments delivered by Purchaser in accordance with the provisions hereof (the "Purchaser's Documents") have been, duly executed and delivered on behalf of Purchaser, and each of this Agreement and the Purchaser's Documents constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms.

     (b) The execution, delivery and performance of this Agreement by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any person under, (i) the documents pursuant to which Purchaser exists and operates, (ii) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (iii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan,

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consent, or other instrument, document or understanding, oral or written, to which Purchaser is a party, by which Purchaser may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Purchaser thereunder. Except as aforesaid and as specifically referred to in this Agreement, no authorization, approval, consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Purchaser (other than pursuant to the HSR Act).

     (c) No litigation or claim, including any arbitration investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending, asserted or threatened against Purchaser which relates to the transactions contemplated by this Agreement.

     (d) No agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Purchase is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

     (e) In connection with the acquisition of the Sale Shares, Purchaser acknowledges and agrees that (i) the sale of the Sale Shares under this Agreement has not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or the securities laws of any state; (ii) the Sale Shares will be "restricted securities" as defined by Rule 144 promulgated pursuant to the 1933 Act and that a new holding period will begin for purposes of Rule 144;
(iii) the Sale Shares must be held indefinitely unless a subsequent disposition thereof is registered under the 1933 Act and applicable state securities laws, or is exempt from such registration; and (iv) the Sale Shares will bear a restrictive legend to that effect. Purchaser further represents that (i) the Sale Shares are being acquired for Purchaser's own account, for investment and without any present view toward distribution thereof to any other person or entity; (ii) Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated pursuant to the 1933 Act; (iii) Purchaser will not sell or otherwise dispose of the Sale Shares except in compliance with the registration requirements or exemption provisions under the 1933 Act and applicable state securities laws, the rules and regulations thereunder, and as otherwise set forth by the Securities and Exchange Commission or any comparable state authority; (iv) Purchaser has knowledge and experience in financial and business matters and is capable of evaluating the risks and merits of an investment in the Sale Shares; (v) Purchaser has investigated and is familiar with the affairs, financial condition and prospects of the Issuer, and has been given sufficient access to and has acquired sufficient information about the Issuer to reach an informed and knowledgeable decision to acquire the Sale Shares; and (vi) Purchaser is able to bear the economic risks of such an investment.

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     7.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; REPRESENTATION
DISCLAIMER.

     (a) All representations, warranties, covenants and agreements made by the parties in this Agreement shall survive the Closing. Notwithstanding any investigation or audit conducted before or after the Closing or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein.

     (b) Purchaser shall not be deemed to have made to Seller any representation or warranty other than as expressly made by Purchaser in this Agreement. Seller shall not be deemed to have made to Purchaser any representation or warranty other than as expressly made by Seller in this Agreement. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by Seller in Section 5 hereof, Seller makes no representation or warranty to Purchaser with respect to:

         (i) any projections, estimates or budgets heretofore delivered to or made available to Purchaser with respect to future revenues, expenses or expenditures or future results of operations of the Issuer and/or its subsidiaries; or

        (ii) except as expressly covered by a representation and warranty contained in Section 5 hereof, any other information or documents (financial or otherwise) made available to Purchaser or Purchaser's counsel, accountants or advisers with respect to the Issuer.

     8. CONDITIONS TO CLOSING BY SELLER. The obligations of Seller under this Agreement are subject to the fulfillment of the following conditions precedent prior to the date and time of Closing; provided, however, that Seller may
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conditionally or unconditionally waive one or more of these conditions:

     (a) Each of the representations and warranties of Purchaser contained in this Agreement shall be true as of the date of the Closing.

     (b) Purchaser shall have complied with, fulfilled and performed each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser under this Agreement.

     (c) All of the documents and information furnished by Purchaser to Seller as provided in this Agreement shall be in the form and substance satisfactory to Seller.

     (d) No order, decree or ruling of any governmental authority or court shall have been entered, and no governmental or other action, suit, claim, investigation or proceeding shall be pending or threatened, challenging the legality, validity or propriety of, or otherwise relating to, the transactions contemplated by this Agreement.

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     (e) Either (i) Seller shall have determined to its reasonable satisfaction that no filing is required with respect to the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) filings shall have been made under the HSR Act and all applicable waiting periods under the HSR Act shall have expired or been the subject of early termination, or (iii) if filings are required, the failure of filings to be made shall have no adverse effect on Seller.

     (f) Within ten (10) days after the date of this Agreement, Purchaser shall have demonstrated to Seller's reasonable satisfaction that Purchaser has the financial capability to perform its obligations under this Agreement.

     (g) The Board of Directors of the Issuer shall have approved the transactions contemplated under this Agreement and approved any plan and/or trust amendments necessary to implement such transaction without affecting qualification of Seller and the related plan under Sections 401 and 501 of the Internal Revenue Code.

     (h) Seller shall have determined to its satisfaction that the contemplated acquisition of the Sale Shares by Purchaser will not result in Seller having any liability under Section 16(b) of the Securities Exchange Act of 1934.

     9. CONDITIONS TO CLOSING BY PURCHASER. The obligations of Purchaser under this Agreement are subject to the fulfillment of the following conditions precedent prior to the date and time of Closing; provided, however, that
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Purchaser may conditionally or unconditionally waive one or more of these conditions:

     (a) Each of the representations and warranties of Seller contained in this Agreement shall be true as of the date of the Closing.

     (b) Seller shall have complied with, fulfilled and performed each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller under this Agreement.

     (c) All of the documents and information furnished by Seller to Purchaser as provided in this Agreement shall be in the form and substance satisfactory to Purchaser.

     (d) No order, decree or ruling of any governmental authority or court shall have been entered, and no governmental or other action, suit, claim, investigation or proceeding shall be pending or threatened, challenging the legality, validity or propriety of, or otherwise relating to, the transactions contemplated by this Agreement.

     (e) Either (i) Purchaser shall have determined to its reasonable satisfaction that no filing is required with respect to the transactions contemplated by this Agreement under the HSR Act or (ii) filings shall have been made under the HSR Act and all applicable waiting periods under the HSR Act shall have expired or been the subject of early termination.

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     (f) Purchaser shall have satisfied itself in its reasonable discretion that the rights under the Issuer's "poison pill" rights agreement will not be exercisable, triggered or otherwise effective as a result of the transactions contemplated by this Agreement.

     10. CONFIDENTIALITY. The parties agree that (i) no public release or announcement concerning the transactions contemplated hereby shall be issued by any party and (ii) neither party will disclose the existence of this Agreement or the intention of such party to consummate the transactions contemplated hereby to any other party prior to the Closing, without in either case the prior written consent of the other party, except as required by law or applicable regulations or Seller's trust instrument.

     11. TERMINATION RIGHT. This Agreement may be terminated at any time prior to Closing by Seller if the trustee of Seller becomes aware of any facts which, due to the fiduciary obligations of trustee of Seller, the trustee of Seller determines that the transactions contemplated hereby are not in the best interests of Seller's participants; provided, however, that (i) if the reason
                                    -----------------
for any such determination by the trustee of Seller is the receipt by Seller of a bona fide higher offer for sale of the Sale Shares, Seller shall give Purchaser at least three (3) business days' prior notice of its intention to terminate this Agreement pursuant to this Section 11 (along with a description of all relevant terms and conditions of such higher offer), during which period Purchaser shall have the opportunity (but not the obligation) to propose amendments or modifications to the terms of this Agreement and (ii) if this Agreement is terminated pursuant to this Section 11, Seller shall pay to Purchaser a fee equal to $2,000,000.00 in cash within 90 days of such termination.

     12.  MISCELLANEOUS.

     (a) Seller shall pay all documentary and other transfer taxes, if any, due as a result of the sale of the Sale Shares in accordance herewith. Except as set forth in this Section 12(a), each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. This Section 12(a) shall survive any termination of this Agreement.

     (b) This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

     (c) This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchaser.

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     (d) Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

     (e) This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Indiana.

     (f) The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

     (g) Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (h) Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, any appropriate action under the HSR Act with respect to the transactions contemplated hereby, including without limitation promptly making their respective filings, if any, which are required under the HSR Act.

     (i) Seller desires to acquire, prior to the conveyance of the Sale Shares to Purchaser, a minimum of 700,000 additional shares of the Issuer's common stock ("Additional Shares"). Purchaser shall provide reasonable assistance (including, but not limited to, transactions designed in an effort to comply with Section 1042 of the Internal Revenue Code) to Seller in Seller's efforts to acquire the Additional Shares; provided, however, the inability of Seller to acquire the Additional Shares in a timely fashion shall not affect in any way the right of Purchaser to have the Sale Shares conveyed to Purchaser in accordance with the terms of this Agreement. Included in Purchaser's assistance to Seller shall be the obligation to provide Seller with a loan sufficient to acquire the Additional Shares but in no case shall the loan exceed the Purchase Price nor shall Purchaser be obligated to make such loan unless Purchaser knows that it is acquiring the Sale Shares. The interest rate for such loan shall be at a rate of 5% per annum and repayment of the loan and interest must occur within 10 days after the loan is made or on the date of Closing, whichever occurs first.

     (j) This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     (k) Purchaser will use its best efforts to prevent Seller from being terminated without the prior consent of the trustee of Seller.

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     (l) Purchaser and the trustee of Seller shall address, as appropriate, the concerns of the current shareholders of Issuer, the employees and management of Issuer and professional organizations employed by the Issuer in a fair and forthright manner.

     (m) The covenants, obligations and undertakings contained in this Agreement shall be solely for the benefit of the parties to this Agreement and no other person (including, but not limited to, beneficiaries and participants of Seller) shall have the right to enforce any of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of September 24, 1997.

                                    THE EMPLOYEE STOCK OWNERSHIP
                                    TRUST OF THE J. C. NICHOLS
                                    COMPANY


                                    By:  INTRUST Bank, N.A.
                                         ---------------------------------------
                                         As Trustee


                                         By:    /s/ Scott Rankin
                                             -----------------------------------

                                         Name:   Scott Rankin
                                               ---------------------------------

                                         Title:   Vice President
                                                --------------------------------


                                    BOSFIELD, L.L.C.


                                    By:   /s/ Mark G. Siffin
                                        ----------------------------------------

                                    Name:   Mark G. Siffin
                                          --------------------------------------

                                    Title:   Member
                                           -------------------------------------

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